                                                     Registration No. 33-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -------------

                          WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)
        LOUISIANA                                        72-6017893
      (State or other                                 (I.R.S. Employer
jurisdiction of incorporation                      Identification Number)
     or organization)

                             228 ST. CHARLES AVENUE
                          NEW ORLEANS, LOUISIANA 70130
                                 (504) 586-7272
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 -------------

                               EDWARD B. GRIMBALL
                            Executive Vice President
                          and Chief Financial Officer
                          Whitney Holding Corporation
                             228 St. Charles Avenue
                         New Orleans, Louisiana  70130
                                 (504) 586-7570
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copy to:

  JOSEPH S. SCHWERTZ, JR., ESQ.                     VIRGINIA BOULET, ESQ.
      Corporate Secretary                           Phelps Dunbar, L.L.P.
   Whitney Holding Corporation                   Texaco Center, 30th Floor
      228 St.Charles Avenue                          400 Poydras Street
  New Orleans, Louisiana  70130                 New Orleans, Louisiana  70130
         (504) 586-3596                               (504) 584-9286
                                 -------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  By the Selling Shareholders, from time to time after the effective date of this Registration Statement.
                                 -------------

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                        PROPOSED    PROPOSED
                                         MAXIMUM    MAXIMUM
    TITLE OF EACH          AMOUNT       OFFERING   AGGREGATE
 CLASS OF SECURITIES        TO BE       PRICE PER   OFFERING      AMOUNT OF
  TO BE REGISTERED     REGISTERED/(1)/  UNIT/(2)/  PRICE/(2)/  REGISTRATION FEE
- -------------------------------------------------------------------------------
Common Stock.........     150,000        $26.75    $4,012,500     $1,383.63
===============================================================================

/(1)/ In the event of a stock split, stock dividend or similar transaction involving Common Stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
/(2)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on August 26, 1994, as reported by NASDAQ.

                                 -------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          WHITNEY HOLDING CORPORATION

                                   PROSPECTUS

                                  COMMON STOCK

                                 (NO PAR VALUE)

         This Prospectus relates to an aggregate of 150,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Whitney Holding Corporation (the "Company") that may be offered, from time to time, by certain directors (the "Selling Shareholders") who participate in the Directors' Compensation Plan (the "Plan"). The Common Stock is traded on the NASDAQ Stock Market ("NASDAQ") under the symbol "WTNY." Shares will be sold by the Selling Shareholders from time to time, in ordinary brokers' transactions through the NASDAQ at the price prevailing at the time of such sales. The commission payable will be the regular commission a broker receives for effecting such sales. Shares may also be offered in block trades, private transactions or otherwise. The net proceeds to the Selling Shareholders will be the proceeds received by them upon such sales, less brokerage commissions. The Company will receive no proceeds pursuant to the sale of Shares. Information regarding the Selling Shareholders is set forth herein under the heading "Selling Shareholders and Shares that may be Offered." All expenses of registration incurred in connection with this offering are being borne by the Company, but the brokerage and other expenses of sale incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or other jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         On August 26, 1994, the last reported sale price of the Common Stock through the NASDAQ was $26.75 per share.



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is August 31, 1994.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the NASDAQ National Market System and the Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington D.C. 20007.

         Certain reports filed with the Commission by the Company are incorporated herein by reference. See "Documents Incorporated by Reference." Except as specified herein, no other portions of such reports are incorporated herein by reference and such other portions are not part of this Prospectus.

         This Prospectus omits certain information contained in the Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") in which this Prospectus is included (the "Registration Statement"). The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon his request, a copy of the information that has been incorporated by reference into the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Requests should be directed to Whitney Holding Corporation, Attention: Edward
B. Grimball, 228 St. Charles Avenue, New Orleans, Louisiana 70130 or by telephone, (504) 586-7570.

                                  THE COMPANY

         The Company is a Louisiana bank holding company registered pursuant to the Bank Holding Company Act of 1956. The Company became an operating entity in 1962 with Whitney National Bank ("WNB") as its only significant subsidiary.
WNB, which has its headquarters in Orleans Parish, has been engaged in general banking business in the City of New Orleans since 1883. WNB has 44 branch offices located in the metropolitan areas of New Orleans and in Lafayette and Baton Rouge, as well as an international branch in Grand Cayman, British West Indies.

         WNB engages in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the issuance of credit cards, the performance of corporate, pension and personal trust services, investment services, and safe deposit rentals. WNB is also active as a correspondent for other banks. WNB renders specialized services of different kinds in connection with all of the foregoing, and has forty-four domestic offices and one foreign office. All material funds of the Company are invested in WNB.

         The Company and WNB and their related operations are subject to federal, state and local laws applicable to banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

              SELLING SHAREHOLDERS AND SHARES THAT MAY BE OFFERED

         Shares acquired by Selling Shareholders pursuant to the Plan may be authorized and unissued shares, treasury shares or shares acquired on the open market.

         The following table sets forth (1) the name of each Selling Shareholder; (2) the amount of Common Stock owned by the Selling Shareholder, as of August 15, 1994, unless otherwise indicated; (3) the amount of Common Stock that may be offered pursuant to this Prospectus by the Selling Shareholder; (4) the amount of Common Stock to be held by each Selling Shareholder subsequent to the offering; and (5) the percentage of the outstanding Common Stock to be held by each Selling Shareholder subsequent to the offering. All of the Selling Shareholders have been directors of the Company for at least three years, except for Mr. Blumenthal, Jr., who has been a director of the Company since 1993.


                                                              COMMON
                                 COMMON        COMMON      STOCK TO BE
                                 STOCK         STOCK          OWNED
                                OWNED ON      THAT MAY      SUBSEQUENT   PERCENT
                               AUGUST 15,    BE OFFERED       TO ANY        OF
NAME OF SELLING SHAREHOLDER    1994/(1)/   HEREUNDER/(2)/    OFFERING     CLASS
- ---------------------------    ----------  --------------  ------------  -------
Harry J. Blumenthal, Jr.           13,075           1,150   11,925/(3)/     *
James M. Cain                       3,089           1,000    2,089          *
Robert H. Crosby, Jr.              11,290           1,150   10,140/(5)/     *
Richard B. Crowell                151,767           1,150  150,617/(6)/     1%
William A. Hines                  158,650           1,150  157,500/(7)/     1%
Robert E. Howson                    1,375           1,150      225          *
John J. Kelly                       3,478           1,150    2,328          *
E. James Kock, Jr.                142,295           1,000  141,295/(4)/     *
John G. Phillips                    4,525           1,150    3,375          *
John K. Roberts, Jr.              106,600           1,000  105,600/(8)/     *
W. P. Snyder, III                 349,787           1,150  348,637/(9)/     2%
Warren K. Watters                   5,950           1,000    4,950          *
Totals:                           951,888          13,200  938,688          *


- ------------

(1) Includes Shares offered hereby which the Selling Shareholder has the right to acquire when stock options under the Plan become exercisable or restricted stock becomes transferrable.
(2) Consists of such Shares offered hereby.
(3) Includes 7,425 shares owned by a member of Mr. Blumenthal's family, of which Mr. Blumenthal disclaims beneficial ownership.
(4) Includes 8,440 shares as to which Mr. Kock is a usufructuary. Also includes the following shares for which Mr. Kock holds shared voting and dispositive power and for which he disclaims beneficial ownership: 83,700 shares owned by two corporations of which Mr. Kock is a director and in which he is a shareholder; 4,308 shares owned by several trusts for the benefit of his children, as to which he serves as trustee; and 19,325 shares beneficially owned by members of Mr. Kock's family.
(5) Includes 450 shares owned by a member of Mr. Crosby's family and 6,750 shares owned by a partnership of which Mr. Crosby is an officer and a director and in which he has a beneficial interest. Also includes 15 shares owned by investment clubs of which a member of Mr. Crosby's family is a member.
(6) Includes 56,207 shares owned by members of Mr. Crowell's family, of which Mr. Crowell disclaims beneficial ownership.
(7) Includes 13,500 shares owned by a relative of Mr. Hines for whom he holds a power of attorney. Beneficial ownership is disclaimed.
(8) Includes shared voting and investment power with respect to 95,550 shares owned by a company having an investment committee of which Mr. Roberts is a member.
(9) Includes shared investment and voting power with respect to 24,705 shares owned by a charitable trust of which Mr. Snyder is one of three co-trustees.

                                _______________


        The Selling Shareholders may offer, from time to time, up to 150,000 Shares to be acquired by them under the Plan. Shares may be sold in ordinary brokerage transactions through the NASDAQ Stock Market at the prices prevailing at the time of such sales. The commissions payable will be the regular commissions of brokers for affecting such sales. Sales may also be offered in block trades, private transactions or otherwise. The Company will pay all expenses in preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any Shares. The Selling Shareholders will pay all brokerage commissions. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

        The Company will supply the Selling Shareholders with reasonable quantities of prospectuses. There can be no assurances that any of the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

                                 CAPITAL STOCK

        The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, no par value, of which 14,565,418 were outstanding on August 15, 1994. The following description of the Company's capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and By-laws and to the applicable provisions of the Louisiana Business Corporation Law (the "LBCL").

COMMON STOCK

        Voting Rights - Non-cumulative Voting. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Common Stock may elect all of the directors.

        Dividend Rights. Holders of outstanding Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

        Liquidation Rights. In the event of the liquidation of the Company the holders of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

        Preemptive Rights. Holders of Common Stock do not have preemptive rights.

DIRECTORS

        Staggered Board. The Board of Directors of the Company is divided into five classes, as nearly equal in number as possible, with members of each class to serve for five years, and with one class being elected each year. Directors of the Company must also be shareholders of the Company. Any director of the Company may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of the Company present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of the Company present in person or by proxy at a special meeting called for that purpose.

        Indemnification. The Articles of Incorporation provide for indemnification and advancement of expenses of any officer, director, employee or agent of the Company for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in right of the Company shall be limited to expenses actually and reasonably incurred in defense or settlement of an action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of the Company.

        The Articles of Incorporation and By-laws authorize the Company to maintain insurance covering the actions of its officers, directors, employees and agents, and the By-laws provide for indemnification to the fullest extent allowed under the LBCL.

        Limitation of Liability. The Articles of Incorporation eliminate the personal liability of the Company's directors and officers to the Company or its shareholders for monetary damages for breach of their duty of care. Directors and officers are liable for monetary damages (i) for breach of their duty of loyalty to the Company or its shareholders, (ii) for acts or omissions that were not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for knowingly, or without the exercise of reasonable care and inquiry, authorizing the payment of an unlawful dividend or distribution or the purchase or redemption of the Company's stock in violation of law, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

        The limitation of liability provisions in the Articles of Incorporation do not affect the ability of shareholders to obtain injunctive or other equitable relief for any violation of the duty of care; they only eliminate monetary damages as a remedy for breach of the duty of care. As a practical matter, however, shareholders may be unable to obtain injunctive or equitable relief unless they discover the improper action or transaction in time to obtain judicial relief before it is consummated.

SUPERMAJORITY AND FAIR PRICE PROVISIONS

        Supermajority Provisions. The Articles of Incorporation contain certain provisions designed to provide safeguards for shareholders when a Related Person (as defined below) attempts to effect a Business Combination (as defined below) with the Company. In general, a Business Combination between the Company and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of the Company present at a shareholders' meeting, at which meeting at least 90% of the total voting power of the Company must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of the Company has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of the Company would be required.

        A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the total voting power of the Company. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of the Company.

        A "Business Combination" includes the following transactions: (1) any merger or consolidation involving the Company or any subsidiary of the Company;
(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company or any of its subsidiaries of all or a substantial part of the assets of the Company; or (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial part of the assets by an entity to the Company or any of its subsidiaries.

        A "Continuing Director" includes a person who was a member of the Board of Directors of the Company elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of the Company, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

        Fair Price Provisions. There is no requirement that 90% of the voting power present of the Company approve a Business Combination between a Related Person and the Company if all of the requirements described below are satisfied.

        (1) Minimum Price Requirement. The cash or fair market value of the property, securities or other consideration to be received per share by shareholders of the Company (other than the Related Person) in connection with the Business Combination must be no less than the

"Highest Purchase Price" (as defined below) paid by such Related Person. This minimum price to be received per share by shareholders must also exceed the highest price per share paid by the Related Person in acquiring any of its holdings of the Common Stock and may not be less than the earnings per share of Common Stock of the Company for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community.

        The "Highest Purchase Price" is defined, in the case of Common Stock, as the highest amount of consideration theretofore paid or agreed to be paid by the Related Person for a share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) immediately prior to the commencement of acquisition of the Common Stock.

        (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person became a Related Person: (i) the Related Person shall have taken steps to ensure that the Company's Board of Directors included at all times representation by Continuing Directors proportionate to the stockholdings of the Company's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the annual rate of dividends paid on the shares of Common Stock unless otherwise approved by a majority of the Continuing Directors; (iii) the Related Person shall not have acquired any newly issued shares of Common Stock, directly or indirectly except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro-rata stock split; and (iv) the Related Person shall not have acquired any additional shares of Common Stock or securities convertible into Common Stock except as part of the transaction by which such Related Person became a Related Person.

        (3) Actions Prior to Becoming a Related Person. The Related Person shall not have: (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company; or (ii) made any major change in the Company's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of such Business Combination.

        (4) Proxy Statement. A proxy statement pursuant to the requirements of the Exchange Act shall be mailed to all shareholders of the Company for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and, if deemed advisable by the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness of the terms of such Business Combination.

        Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the total voting power is required in order to amend the fair price provisions, provided that only a majority vote of shareholders present or represented at a meeting of shareholders called for such purpose is required if the action to amend was approved by a majority of the Continuing Directors at a time when there is a Related Person or a majority of the entire Board of Directors at a time when there is no Related Person.

        Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of the Company. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of the Company would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

        The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of the Company prior to its acquisition of a substantial amount of the capital stock of the Company and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity. The Board of Directors of the Company believes that the Continuing Directors of the Company are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of the Company and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

        It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels which are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of the Company. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of the Company, and may therefore deprive holders of the Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

        Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions which are opposed by the Board of Directors of the Company.

        In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

        Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a

Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. On August 15, 1994, directors and executive officers of the Company beneficially owned 1,261,088 shares (8.6%) of the Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.

        Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

        Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving the Company and a Related Party, the Board of Directors of the Company believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of the Company will receive an equitable price for their shares in the event that a Business Combination is consummated.

CONSIDERATIONS IN CHANGE OF CONTROL

        The LBCL authorizes the Board of Directors of the Company, when considering any proposal to acquire control of the Company, to take into account, among other enumerated factors and any other factors the board deems relevant, the interests of the Company's employees, creditors and the communities in which the Company conducts its business, as well as purely financial interests of the Company's shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION

        The affirmative vote of the holders of 90% of the voting power present is required to amend any provision of the Articles of Incorporation relating to the Board of Directors of the Company or the supermajority and fair price provisions contained therein. In other instances, the affirmative vote of at least a majority of the total voting power of the Company or two-thirds of the voting power present at a shareholders' meeting, whichever is greater, is required to amend the Articles of Incorporation.

AMENDMENT OF BY-LAWS

        The By-laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of the Company or by the affirmative vote of at least a majority of the voting power present at a meeting of the shareholders of the Company.

SHAREHOLDERS MEETINGS

        Shareholders holding not less than 20% of its outstanding Common Stock may require the Company to call a meeting of its shareholders.

LOUISIANA CONTROL SHARE ACQUISITION STATUTE

        The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of the Company and any director of the Company who is also an employee of the Company may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, the Company may have the right to redeem the shares held by the Acquiror for their fair market value.

                      DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, which have been filed by the Company with the Commission are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed pursuant to Section 13 of the Exchange Act.

        (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994.

        All reports filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

        Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable in connection with the proposed sale of Common Stock covered hereby are as follows:


Registration Fee.....................................  $ 1,383.63
NASD Filing Fee......................................        0.00
Printing and Engraving...............................        0.00
Legal Fees and Expenses..............................    8,000.00
Accounting Fees and Expenses.........................    3,000.00
Blue Sky Fees and Expenses (including counsel fees)..      300.00
Transfer Agent.......................................        0.00
Miscellaneous........................................        0.00
                                                       ----------
   Total Expenses....................................  $12,683.63
                                                       ==========

   All expenses of registration incurred in connection with this offering are being borne by the Company, but the selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Articles of Incorporation provide for indemnification and advancement of expenses of any officer, director, employee or agent of the Company for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in right of the Company shall be limited to expenses actually and reasonably incurred in defense or settlement of an action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of the Company.

   The Articles of Incorporation and By-laws authorize the Company to maintain insurance covering the actions of its officers, directors, employees and agents, and the By-laws provide for indemnification to the fullest extent allowed under the LBCL.

ITEM 16.  EXHIBITS.

           4.1 Articles of Incorporation of the Company dated July 20, 1961, as amended on May 23, 1962, as amended on February 9, 1971, as amended on April 26, 1978, as amended on February 14, 1984, as amended on February 11, 1987, and as amended on May 3, 1993.*

           4.2   By-laws of the Company as amended through March 23, 1994.

           5.1 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.

           23.1  Consent of Arthur Andersen & Co.

           23.2  Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5).

           24.1 Power of Attorney (included on the Signature Page attached hereto).

     _______________

     *   Previously filed.



ITEM 17.  UNDERTAKINGS.

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers of shares are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 24th day of August, 1994.


                                      WHITNEY HOLDING CORPORATION



                                      By:  /s/ William L. Marks
                                           ------------------------------
                                           William L. Marks
                                           Chairman of the Board


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints William L. Marks and Edward B. Grimball, or either one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                     Title                    Date
            ---------                     -----                    ----
/s/ William L. Marks               Chairman of the Board      August 24, 1994
- ------------------------------  and Chief Executive Officer
    William L. Marks

/s/ R. King Milling                Director and President     August 24, 1994
- ------------------------------
    R. King Milling



/s/ Edward B. Grimball
- ------------------------------   Executive Vice President and    August 24, 1994
    Edward B. Grimball             Chief Financial Officer
                                 (Principal Financial Officer
                               and Principal Accounting Officer)

/s/ Harry J. Blumenthal, Jr.              Director               August 24, 1994
- ------------------------------
    Harry J. Blumenthal, Jr.

/s/ James M. Cain                         Director               August 24, 1994
- ------------------------------
    James M. Cain

/s/ Robert H. Crosby, Jr.                 Director               August 24, 1994
- ------------------------------
    Robert H. Crosby, Jr.

/s/ Richard B. Crowell                    Director               August 24, 1994
- ------------------------------
    Richard B. Crowell

/s/ William A. Hines                      Director               August 24, 1994
- ------------------------------
    William A. Hines

/s/ Robert E. Howson                      Director               August 24, 1994
- ------------------------------
    Robert E. Howson

/s/ John J. Kelly                        Director                August 24, 1994
- ------------------------------
    John J. Kelly

/s/ E. James Kock, Jr.                   Director                August 24, 1994
- ------------------------------
    E. James Kock, Jr.

/s/ John G. Phillips                      Director               August 24, 1994
- ------------------------------
    John G. Phillips

/s/ John K. Roberts, Jr.                 Director                August 24, 1994
- ------------------------------
    John K. Roberts, Jr.

/s/ W. P. Snyder III                     Director                August 24, 1994
- ------------------------------
    W. P. Snyder III

/s/ Warren K. Watters                    Director                August 24, 1994
- ------------------------------
    Warren K. Watters


                                      S-2